Exhibit 5(b)

Linklaters LLP One Silk Street London EC2Y 8HQ Telephone (+44) 20 7456 2000 Facsimile (+44) 20 7456 2222 DX Box Number 10 CDE

Unilever PLC
100 Victoria Embankment
Blackfriars
London
EC4Y 0DY

12 August 2021

Unilever PLC – Guarantee of U.S.$500,000,000 0.626% Senior Notes due 2024 (the “2024 Notes”), U.S.$850,000,000 1.750% Senior Notes due 2031 (the “2031 Notes”) and U.S.$650,000,000 2.625% Senior Notes due 2051 (the “2051 Notes” and, together with the 2024 Notes and the 2031 Notes, the “Notes”) issued by Unilever Capital Corporation (the “English Guarantee”)

1	We have acted as your English legal advisers in connection with the issue by Unilever Capital Corporation, a Delaware corporation (“UCC”) of the Notes, which are stated to be jointly, severally, fully and unconditionally guaranteed as to payment of principal, premium, if any, and interest by Unilever PLC and Unilever United States Inc. (“UNUS”). The Notes and the English Guarantee are being issued pursuant to the Indenture (as defined in the Schedule). We have taken instructions solely from Unilever PLC.

2	This opinion is limited to English law as applied by the English courts and in effect on the date of this opinion. It is given on the basis that it, and all matters relating to it, will be governed by, and that it (including all terms used in it) will be construed in accordance with English law. In particular we express no opinion on matters of federal law of the United States, the laws of any State of the United States or the laws of any other jurisdiction.

3	For the purpose of this opinion we have examined the documents listed and, where appropriate, defined in the Schedule to this opinion.

4	We have assumed that:

4.1	all copy documents conform to the originals and all originals are genuine and complete;

4.2	each signature is the genuine signature of the individual concerned;

4.3	(except in the case of Unilever PLC) all relevant documents are within the capacity and powers of, and have been validly authorised by, each of the respective parties thereto

4.4	each of the meetings of the Board of Directors of Unilever PLC held on 15 May 2014, 1 January 2020 and 29 November 2020 (in respect of which certified extracts of the minutes have been supplied to us) was duly convened, constituted and quorate and the resolutions referred to in the PLC Minutes were validly passed and remain in full force and effect without modification

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4.5	the PLC Minutes and other corporate documents are true and complete records of the proceedings described therein and have not been amended, modified or rescinded

4.6	the PLC Resolutions (in respect of which a certified copy has been supplied to us) were validly passed and remain in full force and effect without modification

4.7	each of the documents which are the subject of this opinion is valid and binding on each party under the law to which it is expressed to be subject and that words and phrases used in those documents have the same meaning and effect as they would if those documents were governed by English law and

4.8	all documents furnished to us as copies are genuine, authentic and complete and conform to the original documents of which they are copies and the genuineness of all signatures thereon or on the original thereof and the relevant documents have been executed in the forms reviewed by us.

5	Based on the documents referred to, and assumptions made, in paragraphs 3 and 4 above, and subject to the qualifications in paragraph 6 below and to any matters not disclosed to us, we are of the opinion that Unilever PLC has taken all necessary corporate action to authorise the execution, delivery and performance of the English Guarantee.

6	This opinion is subject to the following:

6.1	We express no opinion as to the compliance or otherwise with the financial limitations on the giving of guarantees contained in the Articles of Association of Unilever PLC.

6.2	Insofar as this opinion relates to the obligations of Unilever PLC under the English Guarantee, it is given on the assumption that they have been entered into in good faith and for the purpose of carrying out Unilever PLC’s business and that, at the time they were entered into, there were reasonable grounds for believing that to do so would benefit Unilever PLC.

6.3	A certificate, determination, notification, minute or opinion might be held by the English courts not to be conclusive if it could be shown to have an unreasonable or arbitrary basis or in the event of manifest error despite any provision in any document to the contrary.

6.4	An English court may refuse to give effect to any contractual provision concerning payment of the costs of enforcement or litigation brought before an English court.

6.5	An English court may, or may be required to, stay proceedings or decline jurisdiction in certain circumstances - for example, if proceedings are brought elsewhere.

6.6	Effect may be given to the overriding mandatory provisions of the law of the country where the obligations arising out of a contract have to be performed, in so far as those provisions render the performance of the contract unlawful. In such circumstances, the relevant obligations may not be enforceable.

7	This opinion is given on the basis that there will be no amendment to or termination or replacement of the document and authorisations referred to in the Schedule to this opinion. This opinion is also given on the basis that we undertake no responsibility to notify you of any change in English law after the date of this opinion.

8	We hereby consent to the filing of this opinion as an exhibit to the report on Form 6-K to be submitted by Unilever PLC on the date hereof. In giving this consent we do not admit that we are within the category of persons whose consent is required within Section 7 of the United States Securities Act of 1933 or the rules and regulations of the United States Securities and Exchange Commission thereunder.

Yours faithfully

/s/ Linklaters LLP

Linklaters LLP

Schedule

1	A certified copy of the Articles of Association of Unilever PLC in force as at the date of this opinion.

2	A certified extract from the Minutes of a Meeting of the Board of Directors of Unilever PLC held on 15 May 2014 (the “2014 PLC Minutes”).

3	A certified extract from the Minutes of a Meeting of the Board of Directors of Unilever PLC held on 1 January 2020 (the “January 2020 PLC Minutes”).

4	A certified extract from the Minutes of a Meeting of the Board of Directors of Unilever PLC held on 29 November 2020 (together with the 2014 PLC Minutes and the January 2020 PLC Minutes, the “PLC Minutes”).

5	A certified copy of the resolutions of the Chief Executive Officer dated 18 September 2014 (the “2014 PLC Resolutions”).

6	A certified copy of the executed powers of attorney of Unilever PLC dated 18 September 2014, 16 November 2020 and 9 July 2021.

7	Certified copies of the resolutions of the Chief Financial Officer dated 16 November 2020 and 9 July 2021 (together with the 2014 PLC Resolutions, the “PLC Resolutions”).

8	Amended and Restated Indenture dated 22 September 2014 (the “2014 Indenture”) among UCC, UNUS, Unilever N.V., Unilever PLC and The Bank of New York Mellon as supplemented by the first supplemental indenture dated 30 November 2020 (the “Supplemental Indenture” and, together with the 2014 Indenture, the “Indenture”) among Unilever Capital Corporation, Unilever United States, Inc., Unilever PLC and The Bank of New York Mellon.